Exhibit 15.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 7, 2003 on our review of interim financial information of Telecom Argentina Stet-France Telecom S.A. as of and for the nine month period ended September 30, 2003 and our report dated November 7, 2003 on our review of interim financial information of Telecom Personal S.A. for the nine month period ended September 30, 2002 are included in Telecom Argentina Stet-France Telecom S.A’s Registration Statement dated January 8, 2004.

Yours very truly,

Price Waterhouse & Co.

By:	/s/ Juan C. Grassi

Juan C. Grassi Partner

Buenos Aires, Argentina

January 8, 2004